EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Laureate Education, Inc. 2005 Stock Incentive Plan, the Laureate Education, Inc. 2003 Stock Incentive Plan and the Laureate Education, Inc. 1998 Stock Incentive Plan, of our report dated November 1, 2002 (except for Note 13 which is at January 15, 2003) relating to the consolidated financial statements of Chancery Software Limited for the years ended September 30, 2002 and 2001, which appears in the Annual Report on Form 10-K of Laureate Education, Inc. for the year ended December 31, 2004.  We also consent to the reference to us under the heading “Interests of Named Experts and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Vancouver, Canada
Date: August 24, 2005